Exhibit 10.2.22

DRY SCRUBBER ASH SERVICE AGREEMENT

THIS DRY SCRUBBER ASH SERVICE AGREEMENT (“Agreement”) is made as of the 1st day of February, 2003, by and between INDIANTOWN COGENERATION, LIMITED PARTNERSHIP, a Delaware limited partnership (“Owner”), and VFL TECHNOLOGY CORPORATION, a Pennsylvania corporation (“Contractor”, and Owner and Contractor each a “Party” and collectively, the “Parties”).

RECITAL

WHEREAS, Contractor has agreed to remove and transport a portion of the scrubber ash residue produced by Owner at the Owner’s Indiantown Cogeneration Project (the “Plant”) located in Indiantown, Florida on the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Owner and the Contractor, intending to be legally bound, hereby agree as follows:

ARTICLE 1

SCOPE OF CONTRACT

1.1     Purchase and Sale.

(a)   Owner hereby agrees to deliver to Contractor at the Plant site and pay Contractor to remove a nominal 1,000 tons of Dry Scrubber Ash (the “DSA”) produced at the Plant each week (such amount in effect may range between 950 tons and 1,150), and Contractor hereby agrees to remove and transport such DSA from the Plant site, subject to the following:

     1.     For the weeks that include the holidays of Christmas, New Year’s Day, Thanksgiving, Memorial Day and Labor Day, Contractor shall be required to remove and transport a minimum of 500 tons of DSA from the Plant in each such week, so long together with either the week prior or the week following such week, Contractor removes and transports an aggregate of no fewer than 2,000 tons of DSA from the Plant; and

     2.     In any week in which there has occurred a scheduled outage, forced outage or a reduced dispatch of the Plant by Florida Power & Light (“Low Dispatch Period”), and during which week either Contractor is not allowed access to the Plant or there is no DSA available at the Plant, then Owner’s obligation to deliver and Contractor’s obligation to remove and transport DSA shall be reduced proportionally for each day of the week that Contractor is unable as a result thereof to remove and transport DSA from the Plant. For example, if such event were to last for three days in a week, then Contractor would be obligated to remove and transport an amount of DSA calculated by multiplying 1,000 times the quotient of four divided by seven. Notwithstanding the occurrence of a scheduled outage, forced outage or Low Dispatch Period, if Contractor has access to the Plant and Owner makes DSA available to Contractor, Contractor shall be obligated to remove and transport such DSA.

     3.     For purposes of determining compliance with requirements to remove weekly quantities of DSA, a “week” shall mean each seven consecutive days from Sunday through Saturday, inclusive.

(b)     Without limiting Contractor’s obligations set forth in Section 1.1(a), Contractor agrees to remove and transport from the Plant a minimum of 25,000 to 75,000 tons of DSA in each year during the term of this Agreement, as delivered by Owner pursuant to Section 1.1(a), and may, upon securing the necessary appropriate permits and approvals, remove and transport up to 100% of the DSA produced at the Plant annually, on the terms and conditions set forth herein; provided that nothing in this Agreement shall obligate Owner to deliver DSA to Contractor if such delivery would result in a default under any agreement existing at the date hereof to which Owner is party.

(c)     Owner shall provide Contractor at least two weeks prior notice of any scheduled outage of the Plant, including the scheduled start date of the outage and the duration of the outage.

(d)     Owner shall provide Contractor notice within 24 hours of the Commencement of a forced outage or a Low Dispatch Period, in each case where Owner anticipates that the Plant will not produce at least 950 tons of DSA during any week and Contractor does not have access to the Plant site. Owner shall provide Contractor with notice of the termination of such event. The Parties recognize that because of trucking logistics, it may not be possible for Contractor to resume its regular removal schedule immediately following the termination of the event. In such a case, Contractor shall have seven days from the notice of termination to remove the proportion of DSA required to be removed pursuant to Section 1.1(a)(2); provided that Contractor shall make commercially reasonable efforts to resume removal as soon as possible.

(e)     During the term of this Agreement, in the event that Owner identifies or is offered an opportunity whereby a third-party buyer offers to remove, transport and process all or a portion of the DSA produced at the Plant on terms economically or otherwise more favorable to Owner than the terms described herein, Owner shall first offer to continue or commence delivering such DSA to Contractor under the same terms and conditions so offered or identified. Contractor and Owner shall meet to commence good-faith negotiations for 30 days to come to an agreement on such terms and conditions. If, at the end of such thirty (30) days, Contractor has not agreed to such terms and conditions, then Owner may enter into such alternative arrangements and the quantity delivered hereunder shall be reduced accordingly. If the reduction is such that no DSA will be delivered hereunder, this Agreement shall terminate. In the event that Owner declines any third party offer to take DSA as a result of Contractor’s exercise of its right of first refusal set forth in this paragraph, Contractor shall be obligated to remove such DSA upon such terms and conditions. The parties acknowledge and agree that if Contractor fails to so remove such DSA, Owner will suffer direct and substantial damages. Therefore, if Contractor exercises its right of first refusal as set forth in this Section 1.1(e) and fails to remove any of the DSA it becomes obligated thereby to remove, Contractor shall pay Owner as liquidated damages $3.00 per ton for the first 100 tons of such DSA Contractor fails to remove, $5.00 per ton for the next such 100 tons and $6.00 for each such ton in excess of 200 tons that Contractor fails to remove.

(f)     During the term of this Agreement, if Contractor locates one or more alternate facilities for the placement of DSA that provides an opportunity to reduce the price of the DSA, including, without limitation, on the basis of increased volume or quality constituents (chemical or physical) of the DSA, the Contractor shall notify Owner of any such opportunity and negotiate in good faith with the Owner to reduce the price paid to Contractor to remove and transport the DSA.

(g)     Notwithstanding any provision of this Agreement to the contrary, delivery of DSA hereunder shall be subject to Owner’s compliance with all laws, regulations and permits applicable to Owner’s operations at the Plant.

1.2     Services Provided. The DSA shall be transported from the Plant to Contractor’s Facility at the Orlando Utilities Commission (“OUC”) Stanton Energy Station located in Orlando, Florida, or other mutually agreed upon locations (“Contractor’s Facilities”) for beneficial use in enclosed high volume pneumatic tanker trucks or railroad pressure differential cars or other mutually agreed upon transportation vehicles (“Designated Transportation Vehicles”) reasonably acceptable to Owner. Contractor shall, in each applicable invoice delivered by Contractor to Owner pursuant to Section 3.1, indicate (through attached truck receipts or otherwise) the name of the facility which has received each truck load or rail shipment of DSA delivered by Owner to Contractor. Contractor shall furnish, at its own expense, any and all Designated Transportation Vehicles necessary to transport the DSA. Owner shall furnish all equipment and Contractor shall provide all labor reasonably required to load the DSA into the Designated Transportation Vehicles in an expeditious manner at the Plant. Contractor shall transport such DSA to Contractor’s Facility or other mutually agreed location and utilize the DSA at Contractor’s Facility or other mutually agreed location. Contractor and Owner shall each have the right, at any time and from time to time, to propose alternative methods of transportation for DSA. Owner and Contractor shall mutually agree to any change in the prices set forth in Section 2.1 hereof under such alternative method. Any alternative method of transportation shall be subject to the consent of the non-recommending Party, such consent not to be unreasonably withheld and subject to the agreement of the Parties with regard to any revisions to the price set forth in Section 2.1 resulting from the use of such alternative mode of transportation; provided, however, that each party’s consent to any change in the prices set forth in Section 2.1 shall be at such party’s sole discretion. Any such change in method of transportation and price shall be set forth in a written amendment to this Agreement.

1.3     Other Services. No additional services beyond those required above shall be performed by Owner for Contractor unless the parties shall, in writing, specifically agree that such services shall be performed.

1.4     Weighing and Reporting. To determine the weight of the DSA removed from the Plant, each truck to be loaded with DSA shall be weighed empty on a certified scale upon arrival at Owner’s Facilities and shall be weighed again on the same scale after the DSA has been unloaded. Scales on Owner’s Facilities shall be inspected and certified for accuracy quarterly. In addition, Contractor shall be entitled upon reasonable notice to Owner to inspect the measurement data and the scale certification documents and conduct tests on the accuracy of the scale on Owner’s Facilities, or review reports of any such tests conducted by Owner, in order to verify the accuracy of Owner’s measurements. If the weighing devices at the Owner’s Facility are at any time found to be more than five percent (5%) in error, an equitable adjustment in amounts previously paid by Owner shall be made, with all positive adjustments to be paid by Owner at the time of the next payment due pursuant to Section 3.1 and all negative adjustments to be deducted by Owner from such next payment or in the absence of definite information as to when such error began, the adjustment will be made on the basis of such error having existed for one-half the time between the discovery of the error and the most recent test indicating that the weighing devices were accurate. If the scale at the Owner’s Facility fails to operate, the weight of DSA taken shall be determined by the onboard scale systems that may be installed on the Designated Transportation Vehicles by weighing the Designated Transportation Vehicles on another certified scale. If such onboard scale systems have not been installed on the Designated Transportation Vehicles or another certified scale is not available, the per-truck weight of the DSA taken shall be deemed to be the average per-truck weight of DSA taken during the previous thirty (30) day period. Owner shall make reasonable efforts to promptly repair the scale at the Owner’s Facility.

1.5     Use of DSA. Contractor shall use the DSA at Contractor’s Facilities solely as a sludge stabilization admixture resulting from the mixture of DSA with flue gas desulfurization sludge, in each case as permitted by and in compliance with all applicable permits issued to OUC and Contractor’s Facilities, copies of which have been provided to Owner, and all other applicable laws, regulations and permits. Contractor shall not use the DSA for any other purpose and shall not sell, supply or transfer the DSA to any other party or allow any other party to use the DSA without the prior written consent of Owner, which consent may be withheld by Owner in its sole discretion. In the event that any Contractor Facility can no longer accept DSA, Contractor shall promptly notify Owner of such notice. Contractor shall use its commercially reasonable efforts to a) utilize that portion of DSA at another of Contractor’s Facilities or b) for a period of six months locate another facility capable of utilizing that portion of DSA. If Contractor is not able to use that portion of DSA by implementing preceding conditions a) or b), this Agreement shall terminate after receipt by Owner of such notice with respect to that portion of the DSA.

1.6     Reporting. On or before the twentieth (20th) day of each month, Contractor shall provide Owner a detailed written report concerning any spills of DSA during transport or at Contractor's Facility. Notwithstanding the foregoing, Contractor shall immediately notify Owner of any spills of DSA that occur during transport, and shall provide Owner in a timely manner all information related thereto, including remediation efforts, reasonably requested by Owner.

1.7     Consistency and Composition of DSA.

(a)     Contractor shall remove and transport only DSA in the dry condition. Contractor can remove and transport limited quantities of DSA conditioned with moisture material, however in such event, separate pricing agreeable to both Parties would be developed on a case by case basis.

(b)     The DSA shall have a minimum of 7% available CaO (Calcium Oxide), which shall be established through testing using ASTM 311-“Standard Test Method for Sampling and Testing Fly Ash or Natural Pozzolans for Use as a Mineral Admixture in Portland-Cement Concrete”.

(c)     In the event there is a change in the chemical or physical properties of the DSA that would have a material adverse effect on the processes performed in Contractor’s Facilities referenced in Section 1.6 above (“Non-Conforming DSA”) and Contractor has not identified any other location to which such Non-Conforming DSA can be removed, Contractor may suspend taking deliveries of DSA until such time as the chemical and physical properties of the DSA are such that the DSA would no longer have such material adverse effect. Contractor shall have the right to suspend taking deliveries of DSA only if, and only to the extent that, it is unable to utilize DSA at other Contractor’s Facilities or other mutually agreed location because of changes in the chemical or physical properties of the DSA. If deliveries of DSA are suspended pursuant to this Section 1.7 and not resumed within one hundred and twenty-two (122) days, either party may terminate this Agreement for that portion of Non-Conforming DSA by providing written notice to the other party. Nothing in this Section 1.7 shall require Owner to represent or warrant the chemical or physical properties of the DSA or require Owner to produce DSA that has certain chemical or physical properties.

1.8     Access. Owner shall provide Contractor and its subcontractors with reasonable access to the Plant for the performance of Contractor's services under this Agreement. Contractor shall be allowed to remove and transport DSA on any day between 6 a.m. and 6 p.m., unless otherwise agreed to by Owner at its sole discretion. If during the term of this Agreement, difficulties arise in scheduling Contractor's access to the Plant or the loading area, the Parties agree to meet to discuss arrangements for coordinating schedules.

1.9     Owner Equipment Damaged in Loading. At Owner’s election, Contractor shall repair or replace, at Contractor’s expense, any Owner equipment damaged primarily as a result of Contractor’s loading or removal of DSA on site. If Owner elects to make such repairs or replacements, then Contractor shall either reimburse Owner for its costs or Owner shall recover its costs for such repair or replacement as provided in Section 3.1. Owner shall grant Contractor access to visually inspect all Owner’s equipment to be used in loading and removal of the DSA and agree with Owner a baseline condition from which damages will be assessed. If Contractor fails to inspect such equipment within 30 days from the commencement of this Agreement, Contractor will be deemed to have waived its right to establish a baseline condition for such equipment. Contractor may inspect equipment to reestablish a baseline condition annually for the term of this contract. Owner agrees to make repairs to loading equipment as identified in Schedule 2 to the extent not made as of the date of this Agreement.

1.10     Spills caused by Contractor. Contractor will have the option to either clean up at its own expense or reimburse Owner for the lesser of actual costs or $1,000.00, for clean up of DSA spills resulting from Contractor error in loading. Contractor shall not be responsible for spills resulting from the failure of Owner’s equipment to perform properly, provided that Contractor or persons acting on behalf of Contractor have operated such equipment properly.

ARTICLE 2

CONTRACT PRICE, DURATION OF CONTRACT AND OTHER TERMS

2.1     Price.

(a)     Owner shall pay to Contractor for loading, transporting and disposal of DSA $21.85 per ton, as adjusted pursuant to this paragraph, F.O.B. the point of delivery to Contractor at the Plant. For purposes of this Agreement, a ton shall be 2000 pounds.

It is agreed that the selling price for these services provided pursuant to Section 1.2 will be adjusted on a quarterly basis from the execution date of this Agreement, utilizing the Producer Price Index, SIC Group, Division E, Major Group 42, Industry Group 4213, Trucking, except Local, as provided by the Department of Labor, Bureau of Labor Statistics (PPI).

The initial adjustment shall take place on May 1, 2003 and shall be effective for the following three months. The adjustment shall be based on the cumulative percentage change in the PPI over the three months ending March 31, 2003. The adjusted price for the initial adjustment shall be the product that results from dividing the index as at March 31, 2003 by the index as at December 31, 2002 multiplied by the selling price of $21.85. Subsequent quarterly adjustments will be based on the cumulative percentage change in the index for the three months ending on the last day of the month preceding the month in which the quarter ends. The adjusted price for such subsequent adjustments shall be the product that results from dividing the index as at the last day of the month preceding the month in which the current quarter ends (the “Current Index”) by the index as at the end of the fourth month prior to the month in which the current quarter ends (the “Prior Index”) multiplied by the selling price of $21.85. By illustration, for the quarter ending April 30, for an adjustment that is to take place on May 1 in any year, the Current Index would be the index as at March 31 of such year and the Prior Index would be the index as at December 31 of the prior year. This new price would be in effect for the quarter between May 1 and July 31. The Parties acknowledge that the index figures used as specified herein may be preliminary, and agree that such preliminary figures may be used as the basis for price adjustments under this Section 2.1 with no further adjustment.

This method for adjusting the selling price annually will continue through the balance of the contract.

2.2     Term. This Agreement shall be effective ("Effective Date") from the later of (i) the date of this Agreement set forth in the preamble hereto; and (ii) the date on which Owner's lenders and to the extent required by such lenders, an independent engineer, consent to Owner entering into this Agreement, such consent to be obtained no later than forty-five (45) days from the execution of this Agreement; provided that if within such 45-day period, such lenders or independent engineer have not either consented or denied such consent, then such consent shall be deemed given. Following the Effective Date, this Agreement shall remain in effect through January 31, 2007. This Agreement may be renewed for an additional two years with the mutual agreement of the parties.

ARTICLE 3

TERMS OF PAYMENT

3.1     Invoices. On or before the twentieth (20th) day of each month, Contractor shall deliver to Owner an itemized monthly invoice setting forth the volumes of DSA loaded into the Designated Transportation Vehicles during the previous month including the weigh slips evidencing the weighing performed under Section 1.5 above, the amount payable in respect thereof to Owner, the amount of transportation costs to be adjusted by Owner pursuant to Section 2.1 hereof and the net amount payable by Owner for the previous month, together with copies of all invoices for transportation costs for the previous month. Owner shall remit the full amount due on the invoice to the address listed on that invoice within 30 days of the receipt of the invoice. Contract shall net against the invoice any amounts associated with Owner's costs to repair or replace damaged equipment pursuant to Section 1.10 or penalties owed to Contractor pursuant to this Agreement. In the event that such invoice does not reflect the netting of such costs or penalties, Owner shall have the right to offset such amounts against the invoiced amount.

3.2     Interest. Any amount owed to either party hereunder beyond the date such amount is due and payable shall accrue interest each day from the date such amount is due until the date the amount is paid at a rate per annum equal to the "prime rate" for Citibank N.A. published in The Wall Street Journal, plus one percent.

3.3     Disputes. If Contractor or Owner wishes to dispute all or any portion of any current month's report or invoice, such party shall so notify the other party within 15 days of receipt of the report or invoice, stating the reasons for the objection. Contractor or Owner shall be entitled to withhold payment of any amounts in dispute. The parties shall immediately make every effort to settle the disputed portion of the report or invoice.

ARTICLE 4

OWNERSHIP OF DSA

4.1     Title to DSA. Title to and risk of loss of the DSA, and risk of damage or injury to third parties or the environment, shall transfer from Owner to Contractor upon completion of loading the DSA into the Designated Transportation Vehicles. Contractor shall pay and otherwise be responsible for all costs and expenses relating to or arising out of the use, handling, storage, disposal and transportation of DSA after passage of title and risk of loss.

ARTICLE 5

WARRANTIES

5.1     Owner's Warranties. Owner hereby represents and warrants as follows:

(a)     Owner is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)      The execution, delivery and performance of this Agreement by Owner have been and are duly authorized by all requisite partnership action and do not require the consent or approval of any governmental body or regulatory authority or other entity, and are not in contravention of or in conflict with any applicable law or regulation or any term or provision of its partnership agreement.

(c)     This Agreement is the valid, binding and legally enforceable obligation of Owner enforceable against Owner in accordance with its terms, subject to bankruptcy, reorganization, insolvency or other similar law affecting the enforcement of creditors’ rights generally and to the general principles of equity (regardless of whether considered at a proceeding in equity or at law).

(d)     Owner is not a party to or subject to any contract, agreement, or any other restriction of any kind, and does not know of any contract, agreement or any other restriction of any kind applicable to it which has not been waived, which would prevent the consummation and performance of the understanding and obligations, respectively, contemplated by this Agreement, nor would any of the execution, delivery, consummation or performance of this Agreement conflict with, result in a breach of, or cause a default under any such contract, agreement or other restriction.

(e)     No representation or warranty by Owner in this Agreement contains any untrue statements of a material fact, or omits to state any material fact necessary to make the statements of fact contained herein not misleading.

(f)     Owner has not been identified in any litigation, administrative proceeding or investigation as a responsible party under any Laws or orders with respect to the discharge, release or removal of Hazardous Substances. “Hazardous Substance” means any of the following: (a) petroleum including crude oil or any fraction thereof; (b) a “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, from time to time, and the regulations promulgated thereunder; (c) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and the regulations promulgated thereunder; (d) any substance the use or presence of which is prohibited by any federal, state or local law, rule ordinance or regulations similar to those set forth in this definition; and (e) any other substance which by federal, state or local law, rule, ordinance or regulation or by order or decree of any court or other governmental authority having jurisdiction requires special handling in its collection, storage, treatment or disposal. Hazardous Substance shall be construed to have the broader, more encompassing definition where there exists a conflict in the definitions employed by two or more governmental agencies having concurrent or overlapping jurisdiction over waste generated by Contractor or others. “Laws” means all applicable laws, regulations, ordinances, codes, permits, licenses and other governmental requirements.

5.2     Contractor's Warranties. Contractor hereby represents and warrants as follows:

(a)     Contractor is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

(b)     Contractor’s execution, delivery and performance of this Agreement have been and are duly authorized by all requisite corporate action and do not require the consent or approval of any governmental body or regulatory authority or other entity, and are not in contravention of or in conflict with any applicable law or regulation or any term or provision of its charter or bylaws.

(c)     This Agreement is the valid, binding and legally enforceable obligation of Contractor enforceable against Contractor in accordance with its terms, subject to bankruptcy, reorganization, insolvency or other similar law affecting the enforcement of creditors’ rights generally and to the general principles of equity.

(d)     There is no action, suit, investigation or proceeding pending or, to the knowledge of Contractor, threatened, against Contractor before any court, arbitrator or administrative or governmental body that could interfere with its performance hereunder.

(e)     Contractor is not a party to or subject to any contract, agreement, or any other restriction of any kind, and does not know of any contract, agreement or any other restriction of any kind applicable to it, which would prevent the consummation and performance of the understanding and obligations, respectively, contemplated by this Agreement, nor would any of the execution, delivery, consummation or performance of this Agreement conflict with, result in a breach of, or cause a default under any such contract, agreement or other restriction.

(f)     Contractor has not been identified in any litigation, administrative proceeding or investigation as a responsible party under any Laws or orders with respect to the discharge, release or removal of Hazardous Substances.

(g)     No representation or warranty by Contractor in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements of fact contained herein not misleading.

(h)     Contractor has obtained all permits, approvals and authorizations required for Contractor to fulfill its obligations under this Agreement and all such permits, approvals and authorizations are in full force and effect.

ARTICLE 6

INDEMNITY

6.1     Indemnification of Owner. Contractor shall indemnify, defend and hold Owner and its partners, officers, employees, agents, contractors, lenders and assigns harmless from and against any and all expenses (including reasonable attorneys’ fees), losses, claims or liabilities (including fines, penalties or other liability imposed by a governmental agency) suffered by Owner for injury to or death of any person, for damage to or destruction of (including environmental pollution) any property, and for violation of any federal, state or local law, rule or ordinance (including laws respecting protection of the environment) which is in any manner connected with or arises out of Contractor’s transportation, unloading, use, storage or disposal of the DSA. This provision shall survive the termination of this Agreement.

6.2     Indemnification of Contractor. Owner shall indemnify, defend and hold Contractor and its shareholders, directors, officers and employees harmless from and against any and all expenses (including reasonable attorneys’ fees), losses, claims or liabilities suffered by Contractor as a result of, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Owner under this Agreement. This provision shall survive the termination of this Agreement.

6.3     Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any claim if the indemnified party knowingly failed to notify the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

6.4     Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and reasonably satisfactory to the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request to the indemnified party.

6.5     Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the persons asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expense incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

6.6     Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conference with representatives of or counsel for such persons.

6.7     Payment of Damages. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Article 6, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

6.8     Survival. This Article 6 shall survive the termination of this Agreement.

ARTICLE 7

OWNER'S RESPONSIBILITIES

7.1     Records. Owner shall keep records of the amounts of DSA delivered to Contractor (as recorded on the weigh tickets provided by Contractor hereunder) and shall make these records available to Contractor upon reasonable request during normal business hours.

7.2     DSA Profile. The information on Schedule 1 describes the expected chemical and physical properties of the DSA (the “DSA Profile”). This data will generally represent the DSA then being generated by the Owner at the Plant; however, under no circumstances does Owner represent or warrant that any DSA Profile describes the characteristics of any particular DSA purchased by Contractor from the Plant except that it is not “hazardous” as defined in Article 5 hereof. Owner reserves the right from time to time to change its operating process at the Plant and thereby modify the chemical and other characteristics of the DSA. In the event of a change in fuel source, Owner will notify Contractor and provide a revised DSA Profile as soon as possible.

7.3     Tests by Contractor’s Experts. Upon Contractor’s request, Owner shall make available samples of DSA for chemical analysis. Owner does not warrant that any DSA sample will be representative of any DSA purchased by Contractor because DSA, by its nature as a by-product, fluctuates as to its chemical constituents. Any detailed chemical analyses required to characterize the DSA provided to Contractor shall be the responsibility of Contractor and shall be performed at Contractor’s expense. The results of such analyses shall be made available to Owner upon receipt.

ARTICLE 8

CONTRACTOR'S RESPONSIBILITIES

8.1     Records. Contractor shall keep detailed records concerning the DSA used in Contractor's operations and concerning the product resulting from Contractor's operations for a period of two years after termination or expiration of this Agreement. Contractor shall make these records available to Owner upon reasonable request during normal business hours. This Section 8.1 shall not require Contractor to perform any testing in addition to the testing required by Section 8.5 of this Agreement, by Laws or that Contractor would otherwise perform in the ordinary course of business.

8.2     Deportment at Plant Sites.

(a)     Contractor, its employees and any other of its agents or subcontractors who are granted access to the Plant site shall attend a scheduled showing by Owner of a safety orientation video for the Plant. Owner and Contractor shall schedule agreed times for the video to be shown. Contractor, its employees and any other of its agents or subcontractors shall strictly comply with all work and safety rules and security requirements established by Owner while at the Plant or depicted in the safety video. Contractor shall be responsible to Owner for the acts and omissions of its employees, agents, subcontractors and other persons present at the Plant. Contractor shall, at its own expense, provide all safety equipment reasonably necessary to perform its obligations under this Agreement. Contractor shall instruct such persons to discharge their duties in such a manner and at such times so as to not interfere with or interrupt Owner’s operations. Contractor shall, upon Owner’s reasonable request, discharge from any duties in connection with the Plant incompetent, dishonest, or uncooperative employee, subcontractor or agent.

(b)     Owner shall provide written notice to Contractor of any violation of work or safety rules or security requirements by Contractor or any of Contractors subcontractors, employees or agents. Commencing with the third such notice of violation and for each subsequent violation in any calendar year, Owner shall deduct $1,000.00 from any amounts remaining to be paid to Contractor hereunder and Contractor shall forfeit all rights to collect such amounts.

8.3     Acknowledgement of Risk. Contractor acknowledges that the Plant is a site of heavy industrial activity, and Contractor knowingly and voluntarily assumes all risk of injury and damage to Contractor, the Designated Transportation Vehicles and Contractor’s property, employees, subcontracts and other persons present at the Plant on behalf of Contractor, caused by such activity. Contractor agrees to advise fully all persons of the risks associated with the Plant; including risks involving hazardous substances where applicable, and of all necessary environmental, safety and health procedures required by applicable municipal, state or federal law, regulation, order, or ordinance, or as required by Owner.

8.4     Compliance with Laws and Permits. Contractor shall at all times comply with all Laws in the performance of its obligations hereunder. Contractor hereby covenants and warrants that it shall obtain, at its own expense, all federal, state and local licenses, approvals and permits of governmental authorities required for the performance of its obligations hereunder, and shall keep the same in effect throughout the term of this Agreement.

8.5     Testing. On or before the tenth (10th) day of each month during the term of this Agreement, Contractor shall deliver to Owner test results of an analysis of the sludge stabilization admixture being produced in Contractor's Facility using the DSA. Contractor shall also deliver to Owner a copy of all test results submitted to any governmental agency concerning the admixture at the same time such results are submitted to the governmental agency. All costs associated with sampling and testing shall be borne by the Contractor. If any test results indicate that the product being produced by Contractor's Facility does not comply with the requirements set forth in the applicable permit described in Section 1.6 hereof or any applicable Law, Owner, in its sole discretion, may immediately suspend all deliveries of DSA to Contractor for such Contractor's Facility and terminate this Agreement with respect to such Contractor's Facility.

8.6     Unexcused Failure to Take DSA. Unless otherwise specifically excused under the terms of this Agreement, at any time that Contractor does not remove from the Plant the minimum of 950 tons of DSA per week, Contractor shall pay to Owner as liquidated damages a per ton charge for each ton of DSA under the 950 ton weekly minimum that Owner makes available for loading, transport and disposal or utilization by Contractor and which Contractor fails to load, transport and dispose of or utilize as follows:

(a)     If Contractor removes between 850 tons and 949 tons of DSA, $3.00 per ton for each ton below 950 tons that Contractor does not remove;

(b)     If Contractor removes between 750 tons and 849 tons of DSA, $5.00 per ton for each ton below 850 tons that Contractor does not remove;

(c)     If Contractor removes less than 750 tons of DSA, $6.00 per ton for each ton below 750 tons that Contractor does not remove.

ARTICLE 9

INSURANCE

Contractor shall, at its own expense, maintain in effect at all times during the performance of the work insurance coverages with limits not less than those set forth below and with insurers and under forms of policies satisfactory to Owner.

(a)     Worker's Compensation Insurance with limits as specified by the laws of the state in which the work is to be performed.

(b)     Employer's Liability Insurance with the following minimum limits

  $ 100,000 each accident

  $ 100,000 disease per employee

  $ 500,000 bodily injury by disease policy limit

Contractor's Employer's Liability Insurance policy shall include USL&H/Jones Act Coverage, if applicable (in the case of work on a waterway).

(c)     Commercial General Liability Insurance covering all operations required to complete the work, including coverage for bodily injury and property damage, with the following minimum limits of liability:

  $1,000,000 per occurrence Bodily Injury & Property Damage

  $1,000,000 aggregate Products/Completed Operations

  $2,000,000 general aggregate ( per project basis)

  $1,000,000 per occurrence Personal Injury Liability

Contractor's General Liability Insurance policy shall include the following:

  Contractual Liability Coverage (primary coverage)

  Independent Contractor's Coverage

  Broad Form Property Damage Coverage ( primary coverage )

Contractor’s General Liability Insurance shall not include exclusions for explosion, collapse, or underground exposures.

The property damage provision of Contractor’s General Liability Insurance policy shall be endorsed to waive all rights of subrogation against Owner and its affiliates.

Contractor’s General Liability Insurance shall apply to the indemnity provisions delineated above, and shall include Owner and its officers and employees, each as additional insureds but only as regards their liability arising out of Contractor’s performance of the work or out of operations performed by others on behalf of Contractor in relation to the work. Naming parties as additional insureds shall not expand or alter the scope of indemnification provided by Contractor to Owner hereunder.

(d)     Business Automobile Liability Insurance for bodily injury and property damage covering the operation of all vehicles used in connection with the performance of the work. The minimum limits of liability shall be:

  $1,000,000 per person and $ 1,000,000 per occurrence for bodily injury $1,000,000 per occurrence for property damage

Contractor’s Business Automobile Liability Insurance coverage shall extend to all owned, leased, rented or borrowed automobiles. Coverage shall also extend to include all mandatory state and federal regulations with respect to uninsured/underinsured motorists coverage, ICC, PUC filings and financial responsibility requirements.

(e)     Umbrella/Excess Liability Insurance on an occurrence basis, which shall afford coverage of not less than $5,000,000 per occurrence and in the aggregate.

Contractor shall likewise require its subcontractors, if any, to carry at least the minimum insurance described in this section, unless otherwise approved by Owner.

Before any of the work is started under this Agreement, and 30 days prior to each renewal of each policy, Contractor shall file with Owner certificates of insurance containing the following information in respect to all insurance carried:

  Name of insurance company, policy number and expiration date.

  Limits of insurance.

  A statement indicating that Owner will receive at least thirty (30) days’ notice of the cancellation of any of the policies or any modification in the insurance that may effect Owner’s interest.

  Provisions of insurance (specifically the aforementioned: additional insureds, waiver of subrogation, and primary coverage for liability/property insurance).

All insurance required to be maintained hereunder shall be with insurers of recognized responsibility having the legal authority to enter into valid and enforceable contracts of insurance as insurers of the risks covered therein in the state in which the work is performed.

Environmental Impairment Liability Insurance as required by law or as deemed appropriate when available on a commercially reasonable basis. Contractor’s Liability and Property insurance shall be primary coverages.

ARTICLE 10

TERMINATION

10.1     Termination by Owner. This Agreement may be terminated by Owner by written notice to Contractor following the cure periods, if any, set forth below:

  In accordance with Section 1.7(c) hereof;

  In accordance with Section 8.5 hereof;

  If Contractor fails to comply in any respect with the covenants set forth in Sections 1.6 and 8.5 hereof;

  If Contractor fails to comply with any other material obligation under this Agreement and such failure is not cured within thirty (30) days of Contractor’s receipt of a written notice from Owner concerning such failure;

  Upon the revocation, abrogation or termination by any party of the contracts pursuant to which Owner sells electric power or steam generated by the Plant;

  If the DSA is designated as a Hazardous Substance under any applicable Law;

  If Contractor, pursuant to or within the meaning of Title 11 of the United States Code or any similar federal or state law for the relief of debtors (“Bankruptcy Law”), (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator or similar person under the Bankruptcy Law (“Custodian”) of Contractor or all or substantially all of its property, (iv) becomes insolvent, or (v) makes a general assignment for the benefit of creditors;

  If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed for 90 days providing for (i) relief against Contractor in an involuntary case, (ii) appoints a Custodian of Contractor for all or substantially all of its property, or (iii) orders the dissolution or liquidation of Contractor; or

  If an event of Force Majeure preventing performance by Contractor occurs and continues uncured for a period of more than 90 days from the date of such occurrence.

10.2     Termination by Contractor. This Agreement may be terminated by Contractor by written notice to Owner following the cure periods, if any, set forth below:

  In accordance with Section 1.7(c) hereof;

  If Owner fails to comply with any material obligation, including making the payments set forth in Section 2.1(b) hereof, under this Agreement and such failure is not cured within thirty (30) days of Owner’s receipt of a written notice from Contractor concerning such failure;

  If the DSA is designated as a Hazardous Substance under any applicable Law;

  If Owner pursuant to or within the meaning of Title 11 of the United States Code or any similar federal or state law for the relief of debtors (“Bankruptcy Law”), (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator or similar person under the Bankruptcy Law (“Custodian”) of Owner or all or substantially all of its property, (iv) becomes insolvent, or (v) makes a general assignment for the benefit of creditors;

  If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed for 90 days providing for (i) relief against Owner in an involuntary case, (ii) appoints a Custodian of Owner for all or substantially all of its property, or (iii) orders the dissolution or liquidation of Contractor;

  If an event of Force Majeure preventing performance by Owner occurs and continues uncured for a period of more than 90 days from the date of such occurrence;

  Owner is unable to renew or obtain any required governmental approval necessary to perform hereunder; or

  Upon the revocation, abrogation or termination by any party of the contracts pursuant to which Contractor uses DSA produced by the Plant or Contractor’s available uses for the DSA are otherwise terminated through no fault of Contractor.

10.3     Survival. Any rights or obligations of either party that are intended to continue in full force and effect after the termination or expiration of the term of this Agreement shall not be affected by such termination or expiration, and any rights or remedies otherwise available to either party shall not be limited by such termination or expiration.

ARTICLE 11

LIMITATION ON LIABILITY

11.1     Remedies. Except for the payment of amounts due and owing under this Agreement and as otherwise specifically provided for herein, Owner's and Contractor's sole and exclusive remedy for a breach of or any matter related to this Agreement is to terminate this Agreement.

11.2     Disclaimer of Consequential Damages. NEITHER OF THE PARTIES TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF THE PERFORMANCE OF OR DEFAULT UNDER THIS AGREEMENT.

11.3     Survival. This Article 11 shall survive the termination of this Agreement.

ARTICLE 12

CONFIDENTIALITY

12.1     Non-Disclosure.

(a)     In connection with the performance of their obligations under this Agreement, Owner and Contractor may disclose to each other certain non-public, confidential or proprietary information. Each Party will keep this Agreement and such information marked “confidential” or “proprietary” (the “Confidential Information”) confidential. Each Party will safeguard the Confidential Information against disclosure by employing the same means to protect the Confidential Information as it uses to protect its own non-public, confidential or proprietary information and will not disclose, duplicate or distribute any Confidential Information, in any part, to any third party, without the prior written consent of the other Party, other than to its employees, officers, advisors, shareholders, lenders and investors (including potential investors) who require access to the Confidential Information for a reasonable business purpose. Each such person to whom Confidential Information is transmitted by a Party shall be advised of the obligations relating to such Confidential Information under this Agreement, and the Party disclosing such Confidential Information to such persons shall be responsible for any failure by any such person to comply with any obligation set forth herein.

12.2     Legally Compelled Disclosure. In the event that any Party receiving the Confidential Information becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the legally compelled Party shall give the Party providing the Confidential Information prompt prior written notice of such requirement so that the providing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Article 12. In the event that such protective order or other remedy is not obtained, or that the providing Party waives compliance with the terms hereof, the Party legally compelled to disclose the Confidential Information agrees to provide only that limited portion of the Confidential Information that it is advised by written opinion of counsel is legally required and to exercise best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

12.3     Exceptions. The term "Confidential Information" does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by any Party in violation of this Section 12), (ii) was available to any Party from a source other than the Party hereto providing the Information, provided that such source is not and was not known by the recipient Party to be bound by a confidentiality agreement that was applicable to the Confidential Information or (iii) has been independently acquired or developed by any Party without violating any of its obligations under this Article 12.

12.4     Remedies. The Parties agree that in the event of a breach of this Article 12, the Party providing the Confidential Information shall be entitled to equitable relief, including injunction and specific performance, in addition to all other remedies available pursuant to this Agreement.

12.5     Survival. The Parties' obligations under this Article 12 will expire one (1) year after the termination or expiration of this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1     Independent Contractor.

(a)     The parties expressly recognize and agree that this is an Agreement for the purchase and sale of DSA with respect to which each party is engaged in its own independent and entirely separate business, which is and shall remain wholly free of any managerial or other control, or right to control, or direction by the other party, in the keeping and performance of its respective obligations hereunder and otherwise, and that each party is and shall remain free to carry out and perform its obligations under this Agreement by such means and in such manner as it may choose, and shall bear and pay all expenses, costs, risks and responsibilities incurred in connection with such obligations, excepting only to the extent that any of the foregoing matter referred to in this sentence may be otherwise expressly provided in this Agreement.

(b)     Neither Contractor, Owner, nor any officer, employee, representative or agent of Contractor or Owner, shall in any manner, directly or indirectly, expressly or by implication, be deemed to be, or make any representations to take any actions which may give rise to the existence or perception of any employment, agency, partnership, joint venture or other like relationship as between Contractor and Owner.

13.2     Force Majeure.

(a)     Should either party to this Agreement be prevented, wholly or in part, by Force Majeure from keeping or performing its obligations (except financial obligations) under this Agreement, then such party will be excused hereunder during the time and to the extent that the keeping or performance of such obligations is so prevented. For purposes of this Agreement, “Force Majeure” means causes that are reasonably outside of and beyond the control of the party affected thereby, such as, but not limited to, acts of God, acts of civil or military authorities, governmental denial or failure to issue or renew any license or permit (so long as such denial or failure is not based upon a violation of Law or other permits held by the applicant, or other misconduct of or fault on the part of the applicant), equipment failures (other than equipment failures that could have been prevented by regular or ordinary maintenance and repair of the equipment), fires, strikes, floods, earthquakes, hurricanes, epidemics, tornadoes, wars, or riots, or any other cause similar to any of the foregoing reasonably beyond the control of the party affected thereby.

(b)     If either party invokes this force majeure provision, it shall give prompt written notice to the other party of the existence and other relevant circumstances relating to the force majeure condition that is relied upon and shall demonstrate that it has taken all reasonable steps to minimize the consequences of such condition. Notwithstanding anything in the foregoing to the contrary, neither party shall be required to settle strikes, lockouts or other labor difficulties contrary to its wishes.

13.3     Notices. Any notice, request, instruction or other written communication to be given hereunder by either party shall be sufficiently given if delivered in person or sent by telecopier, overnight courier, or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

      IF OWNER, TO:

           Indiantown Cogeneration, Limited Partnership
           13303 SW Silver Fox Lane
           Indiantown, FL 34956
           Attention: General Manager
           Facsimile: (772) 597-6210

     with a copy to:

           Indiantown Cogeneration, Limited Partnership
           7500 Old Georgetown Road, 13th Floor
           Bethesda, Maryland 20814-6161
           Attention: General Counsel
           Facsimile: (301) 718-6913

     IF CONTRACTOR, TO:

           VFL Technology Corporation
           16 Hagerty Boulevard
           West Chester, PA 19382-7594
           Attention: Richard W. Patton, President
           Facsimile: (610) 918-7222

or at such other address for a party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

13.4     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

13.5     Integration. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written) between parties regarding the subject matter hereof are superseded by this Agreement.

13.6     Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to affect the construction hereof.

13.7     Successors and Assigns.

(a)     The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided that neither party may assign this Agreement without the prior written consent of the other party hereto. Notwithstanding the foregoing, Contractor shall have the right, upon 10 days’ prior written notice to Owner, to assign (without obtaining Owner’s consent) the right to receive payments due from Owner as part of Contractor’s accounts receivable financing in the ordinary course of business. Notwithstanding the foregoing, Owner shall have the right to assign this Agreement to any parties providing financing for the Plant without obtaining the consent of Contractor. Contractor hereby consents to any such assignment and the granting of a security interest in Owner’s rights and obligations under this Agreement to any financing party and further agrees that it will not terminate or suspend its obligations under this Agreement without first giving any such financing party about which it has been notified, a reasonable period of time, of not less than thirty (30) days, in which to cure any defaults. Contractor shall notify such financing parties of defaults at such time as it provides Owner with such notice. Any curing by a financing party shall not be construed as an assumption by it of this Agreement.

(b)     In the event that this Agreement is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding involving Owner, and if within 90 days after such rejection, Owner’s lenders or any agent acting on their behalf or any assignee or transferee thereof shall so request and shall certify in writing to Contractor that it intends to perform the obligations of the Owner under this Agreement, the Contractor will execute and deliver to such lenders or their agent or such assignee or transferee a new agreement, pursuant to which the Contractor shall agree to perform the obligations contemplated to be performed by the Contractor under this Agreement and which shall be for the balance of the remaining term under this Agreement before giving effect to such rejection and shall contain the same conditions, agreements, terms, provisions and limitations as this Agreement (except for any requirements that have been fulfilled by the Owner prior to such rejection). The parties hereto acknowledge and agree that any material amendment of this Agreement will not be effective without the prior written approval of Owner’s lenders. The provisions of this Section 13.7 are for the benefit of Owner’s lenders and may be separately enforced by such lenders or any agent acting on their behalf against Contractor.

13.8     Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver hereof.

13.9     No Third Party Beneficiary Rights. Other than as specifically provided in Section 13.7, this Agreement is not intended to and shall not be construed to give any person (other than the parties signatory hereto or their permitted assigns) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

13.10     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of law rules thereof.

13.11     Publicity. Except as otherwise required by applicable law or regulation, Owner or Contractor shall not issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters described herein, without obtaining the prior written approval of the other party with respect to the contents and the manner of presentation and publication thereof.

13.12     Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as practicable in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

13.13     Dispute Resolution.

(a)     The parties to this Agreement shall attempt in good faith to resolve any controversy or claim arising from or relating to this Agreement promptly by negotiations. To this end, either party may deliver to the other party a written notice in which the dispute is identified, and in which the disputing party states its position and summarizes evidence and arguments in support of its position (hereafter this notice shall be referred to as a “Notice of Dispute”). The party receiving a Notice of Dispute shall respond in writing within 20 days setting forth its position and summarizing the evidence and its arguments in support of its position. Representatives of the parties shall meet off the record and initially without counsel within 10 days of the date of the responding party’s response in an attempt to resolve the dispute as identified. Such meeting shall be considered a settlement negotiation and no information exchanged at such meeting shall be admissible in any future litigation unless such information would normally be discoverable and admissible in such future litigation.

(b)     If a dispute has not been resolved through negotiations as set forth above, nothing herein is intended to deprive any party of any legal or equitable action, proceeding or remedy of any nature whatsoever as it may have, but as a pre-condition to either party seeking any legal or equitable action, proceeding or remedy, such dispute shall be first submitted to mediation to be conducted in Washington, D.C. before such person as the parties may mutually select. In the event that the parties are unable to agree to a person to act as a mediator, the matter shall be mediated by the American Arbitration Association before a mediator as it shall designate. Mediation as herein required shall be commenced by either party delivering to the other, not sooner than 30 days after a disputing party has delivered a Notice of Dispute, a written notice of its desire to have the matter mediated and including the names of three persons whom the requesting party wishes to select as mediator (hereafter referred to as “Notice to Mediate”). The party receiving the Notice to Mediate shall, within five days of receipt of the Notice to Mediate, notify the party requesting mediation of its agreement to any one of the persons named, or if no such person is acceptable to it, the receiving party shall deliver to the requesting party its list of three other persons whom it would accept as mediator. If the party who requested mediation does not agree to one of the names provided by the responding party, then the party requesting mediation shall, within five days, serve a request on the American Arbitration Association that it mediate the dispute between the parties and appoint a mediator to do so. Each party hereto shall be solely responsible for its own legal fees and costs incurred in preparing for and conducting the mediation, and shall further be responsible for one-half of the fees and costs charged by the mediator.

(c)      On the condition that one of the parties to this Agreement has served a notice seeking mediation as set forth in Section 13.13(b) above, in the event that the dispute between the parties is not resolved within 90 days of the date upon which a Notice to Mediate was delivered by one of the parties, either party to this Agreement may thereafter proceed to file suit to obtain any legal or equitable remedy as it may have; provided, however, that if a party in good faith believes that its rights may be compromised by the expiration of any applicable statute of limitations, a claim or other writ to toll the statute of limitations may be filed and, if such litigation is promptly stayed until the steps required in this Section 13.13 have been completed, such filing shall not be a breach of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                                                             OWNER:

                                                                             INDIANTOWN COGENERATION,
                                                                             LIMITED PARTNERSHIP

                                                                              By: /s/ F. JOSEPH FEYDER
                                                                                    Name: F. Joseph Feyder
                                                                                    Title: Vice President

                                                                              CONTRACTOR:

                                                                              VFL TECHNOLOGY CORPORATION

                                                                              By: /s/ RICHARD W. PATTON
                                                                                    Name: Richard W. Patton
                                                                                    Title: President

SCHEDULE 1

Chemical Composition and Physical Properties of DSA

SECTION I GENERAL PRODUCT INFORMATION

Product Name & Synonyms: Fly Ash/Scrubber Waste ICLP Emergency Number: 772-597-6500 ext. 19 ICLP Contact: Nicholas Laryea	Company Name: Indiantown Cogeneration, LP Indiantown Generating Plant Company Address: 13303 S W Silver Fox Lane Indiantown, FL 34956 Date Prepared: 02/22/99

SECTION II HAZARDOUS INGREDIENTS

     The following chemicals may be found in varying quantities in fly ash/scrubber waste. It should be noted that the list may not include all compounds which may be found in a given sample. Included for each potential ingredient are American Conference of Governmental Industrial Hygienists (ACGIH) Threshold Limit Values (TLV’s), Occupational Safety and Health Administration (OSHA) Permissible Exposure Limits (PEL’s) and National Institute for Occupational Safety and Health (NIOSH) Recommended Exposure Limits (REL’s).

------------------------------- ---------------- ------------------- ------------ --------------- -----------
Constituent Name*               CAS #            Estimated %         ACGIH        OSHA            NIOS
                                                 Composition         TLV          PEL             H REL
                                                                     mg/m3        mg/m3           mg/m3
------------------------------- ---------------- ------------------- ------------ --------------- -----------
Calcium Sulfate                 7778-18-9        55-60%              10           15              10
Silicon Dioxide                 7631-86-9        10-25%              10           80%SiO2          6
Amorphous Silica                                                                  -------------
                                                                                      %SiO2
Aluminum Oxide                  1344-28-1        5-15%               10                 -             -
Ferric Oxide                    1309-37-1        2-15%               5 fume          10 fume        5 fume
Calcium Oxide                   1305-78-8        1-15%                    2             5             2
Potassium Oxide                 12136-45-7       1%                       -             -             -
Sulfur Trioxide                 7449-11-9        2-5%                     -             -             -
Silica Crystalline,             14808-60-7       2-5%                   0.1**        10mg/m3        0.05**
Quartz                                                                               -------
                                                                                     %SiO2+2

All TLV, PEL, REL data provided for total dust unless noted.

*Calcium Sulfite, Calcium Hydroxide, Titanium Dioxide, Phosphorous Pentoxide, Sodium Oxide, and Magnesium Oxide are typically found in flyash/scrubber waste in quantities of less than 1%.

**Respirable

Schedule 1-1

The following elements may be found in trace quantities in coal ash in the part per million range:

         ELEMENT                       CAS                               ELEMENT                    CAS #
         -------                       ----                              -------                    -----
         Arsenic                       7440-38-2                         Silver                     7440-22-4
         Barium                        7440-39-3                         Zinc                       1314-13-2
         Cadmium                       7440-43-9                         Beryllium                  7440-41-7
         Chromium                      7440-47-3                         Manganese                  7439-96-5
         Lead                          7439-92-1                         Vanadium                   1314-62-1
         Mercury                       7439-97-6

NOTES:          1.   Fly ash/scrubber waste composition is variable depending on coal and lime source.
                2.   Five metals (and/or their oxides) that are listed by NTP, LARC, or OSHA as carcinogens are sometimes found in ash in trace concentration.  These include: Arsenic, Beryllium,
                     Cadmium, Chromium, and Nickel.

SECTION III PHYSICAL AND CHEMICAL CHARACTERISTICS

BOILING POINT: NOT APPLICABLE VAPOR PRESSURE: NOT APPLICABLE VAPOR DENSITY: NOT APPLICABLE	FLASH POINT: NOT APPLICABLE UPPER AND LOWER EXPLOSIVE LIMITS: NOT APPLICABLE APPEARANCE AND ODOR: Solid or granular, normally gray or tan (perhaps ruddy) in color.

SECTION IV FIRE, EXPLOSION AND REACTIVITY DATA

The constituents of fly ash/scrubber waste are generally stable. They are generally not considered to be flammable. However, fly ash/scrubber waste may become reactive or explosive in contact with certain substances including, but not limited to, the following: strong oxidizers, heavy metals, metal acetaldehyde’s, hydrogen fluoride, calcium disilicide, potassium pentoxide and chlorinated fluorides.

EXTINGUISHING MEDIA: Dry chemical or carbon dioxide.	FIRE FIGHTING PRECAUTIONS: Wear a self-contained breathing apparatus with a full face-piece operating in the positive pressure mode.

Schedule 1-2

Overexposure to constituent compounds of coal slag and fly ash/scrubber waste may present the following hazards:

  Prolonged exposure to respirable crystalline quartz may cause delayed (chronic) lung injury (silicosis). Silicosis is a form of disabling pulmonary fibrosis which can be progressive. Progressive massive fibrosis may be accompanied by right heart enlargement, heart failure and pulmonary failure.

  Acute skin irritation, particularly form potassium oxide, a strongly corrosive compound.

  Acute eye irritation.

  Acute respiratory system irritation, particularly from calcium oxide and potassium oxide, strongly corrosive compounds. Individuals with lung and respiratory system conditions such as asthma, and obstructive or restrictive respiratory diseases should not be exposed to dusts of coal ash.

  Industry studies have indicated that during some work activities employees may be exposed to fly ash constituents (i.e., arsenic, lead, and respirable silica crystalline quartz) at concentrations above OSHA permissible exposure limits.

  Hot work, cutting, or grinding operations involving metal surfaces which have fly ash/scrubber waste residue present, may, depending on conditions result in the formation of gaseous air contaminants such as sulfur dioxide and may volatilize trace metals present in the ash and result in exposure to these.

PRIMARY ROUTES OF ENTRY - Inhalation, skin contact, eye contact, ingestion.

CARCINOGENICITY -

  IARC lists several forms of silica s possibly carcinogenic to humans with limited evidence. Among these forms are crystalline cristobalite, crystalline quartz, tridimyte, and tripoli.

  IARC lists ferric oxide as possibly carcinogenic to humans with limited evidence.

  NTP or OSHA don not list any of the constituents as carcinogens.

  NIOSH lists silica and titanium dioxide as a carcinogen.

Schedule 1-3

VI PREVENTIVE AND CORRECTIVE MEASURES

RESPIRATORY PROTECTION:
NIOSH/MSHA approved respirator with a HEPA cartridge is recommended when handling fine powders of fly ash/scrubber waste where the probability exists for generation of airborne dust. Personnel who are required to wear a respirator must be properly fit tested and medically certified.

EYE PROTECTION:
Safety goggles are recommended where the chance of eye contact with coal ash/scrubber waste exists.

SKIN PROTECTION:
Chemical resistant gloves and cotton or disposable coveralls should be worn when handling coal ash/scrubber waste.

VENTILATION:
The operational area should be well ventilated. Local exhaust ventilation should be used when airborne dusts of ash/scrubber waste are being generated.

WORK HYGIENIC PRACTICE:
Ash should be removed from work areas by vacuuming or wash down techniques where feasible. After leaving the work area, dust from contaminated clothing should be removed by vacuum with a HEPA vacuum cleaner.

EXPOSURE ASSESSMENT:
Worker exposure assessment should include environmental monitoring of respirable silica quartz.

VII EMERGENCY/FIRST AID PROCEDURES

MATERIAL IN EYES:
Flush eyes with water for 15 minutes. Seek medical attention.

MATERIAL ON SKIN:
Wash skin with soap and water. Seek medical attention if necessary.

INGESTION:
Do not induce vomiting. Have victim drink plenty of water or milk if conscious. Seek medical attention immediately.

INHALATION:
If a person breathes in large amounts of dust, remove to fresh air. Seek medical attention.

Schedule 1-4

VIII SPILL CONTROL

Clean up material for disposal. If dusty, dampen with water mist to control airborne dust before removal. Do not use compressed air. Large granular spills can be shoveled. If loaded on open topped trucks, cover with appropriate tarp or cover.

If the spill cleanup results in the generation of dust, a NIOSH/MSHA approved respirator with a HEPA cartridge should be worn. Gloves and other protective clothing designed to minimize skin contact should be worn.

IX WASTE DISPOSAL

All waste must be treated, transported, and recycled in accordance with all applicable federal, state, and local environmental regulations.

X DOCUMENTARY

Date of Preparation: 02/22/99

MSDS Updated by Nicholas Laryea, Environmental Manager

This document is based on the most current information made available to Indiantown Cogeneration, L.P. and its subcontractors. The information contained herein is furnished without warranty of any kind. Users should consider this data only as a supplement to other information gathered by them and must make independent determinations of the suitability and completeness of information from all sources to assure proper use and disposal of these materials and safety and health of all employees.

Schedule 1-5

SCHEDULE 2

Contractor Identified Improvements to Owner's Loadout Facilities

     1.     Method to control loading valve and loading chute from ground near rear of tankers as well as from top of tankers.

     2.     Means to hose trucks/tankers and loading area as needed.

     3.     The sump pump for this area needs to be repaired.

     4.     Means to control (slow) fly ash and loading rate between 3 and 4 tons per minute or 6 to 8 minutes total load time.

     5.     Help ensure that the loading area is maintained and kept clear as reasonably necessary for safe loading from pug mill and loading rail cars.

Schedule 2-1